Exhibit 99.2


                    FOR IMMEDIATE RELEASE


         East Boston, Massachusetts, December 7, 1995 - Leonard Florence, Chairman of the Board and Chief Executive Officer of Syratech Corporation (NYSE:SYR), and Marshall A. Rauch, Chairman of the Board and Chief Executive Officer of Rauch Industries, Inc. (ASE:RCH) announced today that their companies had entered into an agreement and plan of merger pursuant to which Rauch will become a wholly-owned subsidiary of Syratech and the present shareholders of Rauch will receive $13 a share in cash for each share of Rauch common stock now owned by them. The merger consideration represents a premium of 35% over the closing price of Rauch Common Stock on December 6, 1995.

         A Special Committee of the Board of Directors of Rauch, which was appointed to consider the transaction, has received the opinion of Wasserstein Perella & Co., Inc., its financial advisor, that, subject to the assumptions and limitations set forth in such opinion, the $13.00 per share cash consideration to be received by the shareholders of Rauch pursuant to the merger is fair from a financial point of view to such shareholders.

         The transaction is subject to approval of the Plan of Merger by the shareholders of Rauch and to the receipt of necessary clearances under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. It is expected that the Plan of Merger will be voted upon by Rauch's shareholders (and if approved, that the acquisition will be completed) by mid- February, 1996.

         Mr.   Florence  and  Mr.  Rauch  both  expressed   enthusiasm
for  the transaction and the

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hope that it would be concluded  quickly.  Mr.  Florence noted that
Syratech has already expanded greatly its Holiday Workshop line, which Syratech plans to blend with the Rauch lines of Christmas decorations. Mr. Rauch, in turn, expressed the view that the combination of the two companies' holiday lines based, as planned, at Rauch headquarters, coupled with access to Syratech's formidable distribution capacity, would provide enhanced opportunities for holiday marketing and be a boost for the economies for those communities in which Rauch now has facilities. The affirmative vote of holders of a majority of Rauch's outstanding common stock is needed for approval of the Plan of Merger. Mr. Rauch and members of his immediate family own in excess of 50% of the outstanding common stock of Rauch. Syratech is a leading producer and distributor of sterling silver flatware, sterling and plated holloware and a wide variety of tabletop and gift items. Rauch is the leading domestic producer of Christmas ornaments.


Contacts:

Leonard Florence
Chairman and Chief Executive
  Officer
Syratech Corporation
617-561-2211

Marshall A. Rauch
Chairman and Chief Executive
  Officer
Rauch Industries, Inc.
704-867-5333

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